Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-233897) pertaining to the 2015 Global Share Plan and the 2018 Share Incentive Plan of PDD Holdings Inc., and
(2)Registration Statement (Form F-3 No. 333-250117) of PDD Holdings Inc.;

of our reports dated April 28, 2025, with respect to the consolidated financial statements of PDD Holdings Inc. and the effectiveness of internal control over financial reporting of PDD Holdings Inc. included in this Annual Report (Form 20-F) of PDD Holdings Inc. for the year ended December 31, 2024.

/s/ Ernst & Young Hua Ming LLP
Ernst & Young Hua Ming LLP
Shanghai, The People’s Republic of China
April 28, 2025